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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

ArvinMeritor, Inc.
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

043353101
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(CUSIP Number)

November 6, 2007
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]           Rule 13d-1(b)

[X]           Rule 13d-1(c)

[  ]           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD control number.

SEC 1745 (3-06)

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CUSIP No. 043353101
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1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenhill Advisors, LLC
13-4153005
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2	Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ X ]
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3	SEC Use Only
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4	Citizenship or Place of Organization

Delaware
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Number of	5	Sole Voting Power 3,675,000
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Shares

Beneficially	6	Shared Voting Power 0
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Owned by

Each	7	Sole Dispositive Power 3,675,000
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Reporting

Person With:	8	Shared Dispositive Power 0
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9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,675,000
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10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

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11	Percent of Class Represented by Amount in Row (9)

5.1%
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12	Type of Reporting Person (See Instructions)

IA, HC
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CUSIP No. 043353101
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1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenn J. Krevlin
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2	Check the Appropriate Box if a Member of a Group(See Instructions)

(a) [ ]
(b) [ X ]
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3	SEC Use Only
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4	Citizenship or Place of Organization

United States
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Number of	5	Sole Voting Power 3,675,000
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Shares

Beneficially	6	Shared Voting Power 0
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Owned by

Each	7	Sole Dispositive Power 3,675,000
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Reporting

Person With:	8	Shared Dispositive Power 0
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9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,675,000
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10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

5.1%
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12	Type of Reporting Person (See Instructions)

IN, HC
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--------------------------------------------------------
CUSIP No. 043353101
--------------------------------------------------------

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1	Names of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenhill Capital Management, LLC
13-4146739
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2	Check the Appropriate Box if a Member of a Group(See Instructions)

(a) [ ]
(b) [ X ]
---------------------------------------------------------------------------------------------------------------------------------
3	SEC Use Only
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4	Citizenship or Place of Organization

Delaware
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Number of	5	Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially	6	Shared Voting Power 3,675,000
--------------------------------------------------------------------------------------------------------------------------------
Owned by

Each	7	Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With:	8	Shared Dispositive Power 3,675,000
---------------------------------------------------------------------------------------------------------------------------------

9	Aggregate Amount Beneficially Owned by Each Reporting Person

3,675,000
----------------------------------------------------------------------------------------------------------------------------------------------------------
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

----------------------------------------------------------------------------------------------------------------------------------------------------------
11	Percent of Class Represented by Amount in Row (9)

5.1%
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12	Type of Reporting Person (See Instructions)

IA, HC
----------------------------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)	Name of Issuer
ArvinMeritor, Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices
2135 West Maple Road
Troy, Michigan 48084-7186

Item 2(a)	Name of Person Filing
Glenhill Advisors, LLC, Glenn J. Krevlin and Glenhill Capital Management, LLC.

Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC.  Glenhill Capital Management, LLC is the general partner and investment advisor of Glenhill Capital LP, a security holder of the issuer, the general partner of Glenhill Concentrated Fund, LP, a security holder of the issuer, and sole shareholder of Glenhill Capital Overseas GP, Ltd.  Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP, a security holder of the issuer.

Item 2(b)	Address of Principal Business Office or, if none, Residence
598 Madison Avenue, 12th Floor
New York, NY 10022

Item 2(c)	Citizenship
See the response(s) to Item 4 on the attached cover page(s).

Item 2(d)	Title of Class of Securities
Common Stock

Item 2(e)	CUSIP Number
043353101

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Item 4	Ownership

(a) Amount Beneficially owned:
See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of Class:
See the response(s) to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:
See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or to direct the disposition of:
See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or to direct the disposition of:
See the response(s) to Item 8 on the attached cover page(s).

Item 5	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8	Identification and Classification of Members of the Group.
Not Applicable.

Item 9	Notice of Dissolution of Group.
Not Applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	November 16, 2007
GLENHILL ADVISORS, LLC

By: /s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin
Title: Managing Member

/s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin

GLENHILL CAPITAL MANAGEMENT, LLC

By: GLENHILL ADVISORS, LLC
Managing Member

By: /s/ GLENN J. KREVLIN

Name: Glenn J. Krevlin
Title: Managing Member